Exhibit 99.1

Safeguard Scientifics to Recognize an Unrealized Gain of Approximately $120 Million upon Deconsolidation of Its Ownership in Clarient

WAYNE, Pa.--(BUSINESS WIRE)--May 26, 2009--Safeguard Scientifics, Inc. (NYSE:SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that it expects to recognize an unrealized gain in income from continuing operations of approximately $120 million stemming from a deconsolidation of its holdings in Clarient, Inc. (Nasdaq: CLRT).

The gain and corresponding increase in shareholders’ equity will be recognized in the current quarter ending June 30, 2009. The deconsolidation is the result of Clarient’s recently completed private placement with Oak Investment Partners. The private placement in Clarient reduced Safeguard’s ownership position to approximately 47% from approximately 50% at March 31, 2009. There is no cash flow impact from the deconsolidation.

“Safeguard and Clarient have significantly benefited from the transaction between Clarient and Oak,” said Peter J. Boni, President and Chief Executive Officer of Safeguard Scientifics. “We not only strengthened our balance sheet and financial flexibility, but the value of Safeguard’s ongoing stake in Clarient can now be more readily understood by the investment community.”

The entire amount of the gain relates to the remeasurement to fair value of Safeguard’s retained interest in Clarient as of May 14, 2009. Safeguard has elected to apply the fair-value option to account for its retained interest in Clarient. Therefore, unrealized gains and losses on the mark-to-market of its holdings in Clarient will be recognized in income from continuing operations in subsequent periods. Before the deconsolidation, the Clarient stake was accounted for on Safeguard’s balance sheet at its carrying value of approximately $21 million.

At March 31, 2009, the market value of Safeguard’s position was approximately $105 million, and today stands at $123 million, compared with $76 million at year-end 2008.

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine and Specialty Pharmaceuticals, and technology companies in Internet / New Media, Financial Services IT and Healthcare IT with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. These forward-looking statements that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave
Vice President, Business Development and Corporate Communications
T: 610.293.0600
F: 610.672.9521